                           SCHEDULE 14A INFORMATION

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Ampco Pittsburgh
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF AMPCO PITTSBURGH]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, APRIL 24, 2001

To the Shareholders of
 Ampco-Pittsburgh Corporation

  Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 24, 2001 at 10:00 a.m., for the following purposes:

  1. To elect a class of three Directors for a term that expires in 2004.

  2. To transact such other business, including action on a shareholder proposal, as may properly come before the meeting and any adjournment thereof.

  Shareholders of record on March 6, 2001 are entitled to notice of and to vote at the meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS
                                                          /s/ Rose Hoover
                                                           Rose Hoover,
                                                   Vice President and Secretary

Pittsburgh, Pennsylvania
March 14, 2001

  All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card.

[LOGO OF AMPCO PITTSBURGH]

                                PROXY STATEMENT
                                March 14, 2001
                 Annual Meeting of Shareholders April 24, 2001

                            SOLICITATION OF PROXIES

  This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the "Corporation") to be held on April 24, 2001. The first mailing of the proxy material to the shareholders is expected to be made on March 14, 2001.

  The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York, a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

  Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

                       VOTING SECURITIES AND RECORD DATE

  Only holders of record of Common Stock of the Corporation at the close of business on March 6, 2001, will be entitled to vote at the meeting. On that date, there were 9,602,621 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

                                 REQUIRED VOTE

  Under Pennsylvania law and the Corporation's by-laws, the presence of a quorum is required to transact business at the 2001 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted for purposes of determining a quorum, but will have no effect on matters to be voted on. Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes will be elected directors and the affirmative vote of a majority of the votes cast at the meeting is necessary to approve any other proposal.

                             ELECTION OF DIRECTORS

  A class of three Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2001. All three nominees for election to the Board of Directors are currently Directors. The nominees were nominated by the Board of Directors at its February 27, 2001 meeting and are willing to serve as Directors if elected. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

  The Board of Directors has no nominating committee. Under the Corporation's By-laws, a shareholder may make nominations for Directors, but only in the period that is not less than sixty (60) or more than ninety (90) days in advance of the anniversary date of the previous year's annual meeting.

  Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees:

Nominees for Directors for a Term of Office Expiring in 2004:

Leonard M. Carroll (age 58, Director since 1996). He has been Managing Director of Seneca Capital Management, Inc. (a private investment company) since June, 1996. For more than five years before 1996, he was President and Chief Operating Officer and a director of Integra Financial Corporation (a bank holding company).

Laurence E. Paul (age 36, Director since 1998). He is a private investor. From 1995 to February 2001 he served in various capacities, including as a Managing Director, of Donaldson, Lufkin & Jenrette (Investment Banker). The firm was bought by Credit Suisse First Boston in 2000.

Ernest G. Siddons (age 67, Director since 1981). He has been Executive Vice President and Chief Operating Officer of the Corporation for more than five years. From September 1996 to December 1997, he was also President of Union Electric Steel Corporation, a subsidiary of the Corporation.

Directors Whose Term of Office Expires in 2003:

William D. Eberle (age 77, Director since 1982). He is a private investor and consultant and is Chairman of Manchester Associates, Ltd. He is also a director of Mitchell Energy & Development Co., America Service Group, and Konover Property Trust.

Robert A. Paul (age 63, Director since 1970). He has been President and Chief Executive Officer of the Corporation for more than five years. He is also an officer and director of The Louis Berkman Company and a director of National City Corporation.

Directors Whose Term of Office Expires in 2002:

Louis Berkman (age 92, Director since 1960). He has been Chairman of the Board and Chairman of the Executive Committee of the Corporation for more than five years. He is also President and a director of The Louis Berkman Company (steel products, fabricated metal products, building and industrial supplies).

Carl H. Pforzheimer, III (age 64, Director since 1982). For more than five years he has been Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges).

  Louis Berkman is the father-in-law of Robert A. Paul and the grandfather of Laurence A. Paul (son of Robert A. Paul). There are no other family relationships among the Directors and Officers.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held four meetings in 2000. The Executive Committee of the Board of Directors took action three times by written consent. The Executive Committee is comprised of four Directors: Louis

Berkman, Robert A. Paul, Ernest G. Siddons and Leonard M. Carroll. The Salary Committee is comprised of William D. Eberle (Chairman), Louis Berkman, Leonard
M. Carroll and Carl H. Pforzheimer, III. The Salary Committee met once in 2000. The Stock Option Committee met twice in 2000 and is comprised of William
D. Eberle, Leonard M. Carroll and Carl H. Pforzheimer, III. In 2000 all of the Directors attended more than 75% of the applicable meetings. Each Director who is not employed by the Corporation receives an annual retainer of $6,000 (payable quarterly), $1,000 for each Board meeting attended and $500 for each committee meeting attended. Attendance can be either in person or by telephonic connection. Directors do not receive a fee for either Board or Committee meetings if they do not attend.

  The Audit Committee held five meetings in 2000 and is comprised of three
Directors: Carl H. Pforzheimer, III (Chairman), William D. Eberle and Leonard
M. Carroll. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation's accounting and reporting practices, including internal control procedures, and maintains a direct line of communications with the Directors and the independent accountants.

  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A to this proxy statement. All members of the Audit Committee are independent as that term is defined by
Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards as may be modified or supplemented.

Report of the Audit Committee

  The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented.

  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant's independence.

  Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Fees

  The following fees were billed to the Corporation for the fiscal year ended December 31, 2000 by Deloitte & Touche, LLP:

      Audit Fees:                                              $206,235
      Financial Information System Design and Implementation:       -0-
      All Other Fees:                                           244,396
                                                               --------
      Total                                                    $450,631
                                                               ========

  The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the principal accountant's independence.


                                          Carl H. Pforzheimer, III
                                          William D. Eberle
                                          Leonard M. Carroll

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT INCLUDING
                                   NOMINEES

  As of March 6, 2001, Louis Berkman owned directly 215,000 shares of the Common Stock of the Corporation and had the right to acquire 120,000 shares pursuant to stock options. As of the same date, The Louis Berkman Company, P.O. Box 576, Steubenville, Ohio, 43952, owned beneficially and of record 2,354,089 shares of the Common Stock of the Corporation. Louis Berkman, an officer and director of The Louis Berkman Company, owns directly 61.94% of its common stock. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 38.06% of its common stock owned by his wife. Louis Berkman and Robert A. Paul are trustees of The Louis and Sandra Berkman Foundation and disclaim beneficial ownership of the 1,266 shares of the Corporation's Common Stock held by such Foundation.

  In March, 1998, Gabelli Funds, Inc. and affiliates, Corporate Center, Rye, NY 10580, filed an amendment to its Schedule 13D reporting they owned 1,893,500 shares or 19.77%. In February 2001, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 filed a 13G disclosing that as of December 31, 2000 it had sole voting and dispositive power of 808,600 shares or 8.42% (all of which shares are held in portfolios of various investment vehicles).

  The following table sets forth as of March 6, 2001 information concerning the beneficial ownership of the Corporation's Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

       Name of                           Amount and nature of                Percent
   beneficial owner                      beneficial ownership                of class
   ----------------                      --------------------                --------
Louis Berkman                                 2,691,355(1)(2)                 28.03
Robert A. Paul                                  177,922(2)(3)                   1.9
Ernest G. Siddons (N)                           101,833(4)                      1.1
Robert F. Schultz                                30,200(5)                       .3
Terrence W. Kenny                                25,000(6)                       .3
Carl H. Pforzheimer, III                          2,733(7)                        *
Leonard M. Carroll (N)                            1,500                           *
Laurence E. Paul (N)                              1,000                           *
William D. Eberle                                   200                           *
Directors and Executive Officers
 as a group (11 persons)                      3,050,477(8)                    31.77

--------
(N) Nominee for Director
*less than .1%
(1) Includes 215,000 shares owned directly, 120,000 shares which he has the right to acquire within 60 days pursuant to stock options, 2,354,089 shares owned by The Louis Berkman Company and the following shares in which he disclaims beneficial ownership: 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, and 1,000 shares owned by his wife.
(2) The Louis Berkman Company owns beneficially and of record 2,354,089 shares of the Corporation's Common Stock. Louis Berkman is an officer and director of The Louis Berkman Company and owns directly 61.94% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 38.06% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Company.
(3) Includes 42,889 shares owned directly, 120,000 shares which he has the right to acquire within 60 days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4) Includes 1,833 shares owned jointly with his wife and 100,000 shares which he has the right to acquire within 60 days pursuant to stock options.

(5) Includes 200 shares owned jointly with his wife and 30,000 shares he has the right to acquire within 60 days pursuant to stock options.

(6) Shares which he has the right to acquire within 60 days pursuant to stock options.

(7) Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(8) Includes 415,000 shares which certain officers have the right to acquire within 60 days pursuant to stock options and excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information as to the total remuneration received for the past three years by the five most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation
---------------------------------------------------------------------------------------
            (a)               (b)     (c)        (d)         (g)             (i)
                                                          Securities
                                                          Underlying      All Other
 Name and Principal Position  Year Salary ($) Bonus ($) Options (#)(2) Compensation ($)
 ---------------------------  ---- ---------- --------- -------------- ----------------
Robert A. Paul                2000  375,000     63,750      60,000(1)
 President and Chief          1999  353,250    112,500      60,000(2)
 Executive Officer            1998  330,500     66,000
Louis Berkman                 2000  375,000     63,750      60,000(1)
 Chairman of the Board and    1999  353,250    112,500      60,000(2)
 Executive Committee          1998  330,500     66,000
Ernest G. Siddons             2000  336,000     57,120      50,000(1)
 Executive Vice President     1999  316,500    100,800      50,000(2)
 and Chief Operating
 Officer                      1998  296,250     59,000                     450,000(3)
Robert F. Schultz             2000  147,000     18,000      10,000(1)
 Vice President               1999  142,000     20,000      20,000(2)
 Industrial Relations         1998  138,250     14,500
 and Senior Counsel
Terrence W. Kenny             2000  120,000     30,000      12,500(1)
 Group Vice                   1999  110,550     25,000      12,500(2)
 President                    1998      N/A        N/A

--------
(1) Options granted on April 25, 2000 and exercisable on June 1, 2000.
(2) Options granted on December 15, 1998 but were not exercisable until May
    1999.
(3) In 1998, the Salary Committee approved the payment to Mr. Siddons of an amount equal to the cash value of a split dollar life insurance policy. Mr. Siddons has relinquished all rights to the policy and the split dollar provisions have been terminated.

Stock Option Plan

  The Corporation's 1997 Stock Option Plan, as amended, permits the grant of options exercisable for shares of Common Stock to corporate officers and other key employees of the Corporation and its subsidiaries upon such terms, including exercise price and conditions and timing of exercise, as may be determined by the Stock Option Committee. The Stock Option Plan authorizes the grants of awards up to a maximum of 600,000 shares of the Corporation's Common Stock, however, the maximum number of Shares with respect to which stock options may be granted to any one Participant in any fiscal year may not exceed 150,000.

                             OPTION GRANTS IN 2000

  The following table shows all options to purchase the Corporation's Common Stock granted to each of the Named Executive Officers in 2000.

                                       Option Grants in Last Fiscal Year
                         -------------------------------------------------------------
 (a)                         (b)          (c)           (d)         (e)        (f)
                                       % of Total
                         Securities     Options
                         Underlying    Granted to     Exercise              Grant Date
                           Options     Employees      or Base    Expiration  Present
 Name                    Granted (1) in Fiscal Year Price ($/Sh)  Date (2)  Value (3)
 ----                    ----------- -------------- ------------ ---------- ----------
 Louis Berkman
  Chairman of the Board    60,000         21.6%       $10.8125    04/25/10   $184,800

 Robert A. Paul
  President
  and Chief Executive
  Officer                  60,000         21.6%       $10.8125    04/25/10   $184,800

 Ernest G. Siddons
  Executive Vice
  President
  and Chief Operating
  Officer                  50,000         18.0%       $10.8125    04/25/10   $154,000

 Terrence W. Kenny
  Group Vice President     12,500          4.5%       $10.8125    04/25/10   $ 38,500

 Robert F. Schultz
  Vice President
  Industrial Relations
  and Senior Counsel       10,000          3.6%       $10.8125    04/25/10   $ 30,800

--------
(1) Options granted April 25, 2000 were not exercisable prior to June 1, 2000, at which time they were exercisable in full.

(2) The expiration date will occur on the sooner of the date noted or (i) 30 days following termination of employment without cause or (ii) the date of termination of employment by the Corporation for cause or by the Named Executive Officer for any reason other than retirement.

(3) In accordance with Securities and Exchange Commission rules, the estimated grant date present values were determined using the Black-Scholes model. The use of this model is not an endorsement of the model's accuracy in valuing options. The material assumptions and adjustments incorporated in the model include: an option life of 5 years, dividend yield of 3.7%, volatility of 33.93%, and a risk free rate of return of 6.4%. The ultimate value of the options in this table will depend on the actual performance of the Corporation's stock and the timing of exercises.

Pension Benefits

  The Corporation has a tax qualified retirement plan (the "Plan") applicable to the Executive Officers, to which the Corporation makes annual contributions, as required, in amounts determined by the Plan's actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Louis Berkman is currently receiving $5,867 a month pursuant to the Plan. As an active employee, Mr. Berkman continues to receive credit for additional service rendered after age 70 1/2.

  The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988, amended and restated in 1996, for certain officers and key employees, covering retirement after completion of ten years of service and attainment of age 55. All officers listed in the Compensation table are Participants in the SERP, except Louis Berkman. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant, who has had at least five years of service, commencing on the later of the month following the participant's death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under Termination of Employment and Change of Control Arrangement.

  The following shows the estimated annual pension under the Plan and SERP, if applicable, that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65 or older and assuming the compensation stated in the table is the final five year average.

       Louis Berkman                                                    (1)
       Robert A. Paul                                                 $219,375
       Ernest G. Siddons                                              $196,560
       Robert F. Schultz                                              $ 82,500
       Terrence W. Kenny                                              $ 75,000

--------
(1) Mr. Berkman is currently receiving a pension pursuant to the Plan as described above.

Termination of Employment and Change of Control Arrangements

  Mr. Berkman, Mr. Paul and Mr. Siddons have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated (including a voluntary departure for good cause) and the right to equivalent office space and secretarial help for a period of one year after a change in control. Mr. Schultz and a certain key employee have two year contracts providing for three times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). In addition, Mr. Kenny and the two remaining Vice Presidents have two year contracts providing for two times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). All of the contracts provide for the continuation of employee benefits, for three years for the three senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation's then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP if applicable.

Salary Committee Interlocks and Insider Participation in Compensation
Decisions

  A Salary Committee is appointed each year by the Board of Directors. Committee members abstain from voting on matters which involve their own compensation arrangements. The Salary Committee for the year 2000 was comprised of four Directors: William D. Eberle (Chairman), Louis Berkman, Leonard M. Carroll and Carl H. Pforzheimer, III.

  Louis Berkman is Chairman of the Board of Directors and Chairman of the Executive Committee. He is also the President and a director of The Louis Berkman Company. The Corporation's President and Chief Executive Officer, Robert A. Paul, is also an officer and director of The Louis Berkman Company.

  The Louis Berkman Company had certain transactions with the Corporation, which are more fully described under "Certain Relationships and Related Transactions."

Salary Committee Report on Executive Compensation

  The Salary Committee approves salaries for executive officers within a range from $150,000 up to $200,000 and increases in the salary of any executive officers which would result in such officer earning a salary within such range. Salaries of $200,000 per year and above must be approved by the Board of Directors after a recommendation by the Salary Committee. Salaries for executive officers below the level of $150,000 are set by the Chairman, President and Executive Vice President of the Corporation.

  The compensation of the Chief Executive Officer of the Corporation, as well as the other applicable executive officers, is based on an analysis conducted by the Salary Committee. The Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries, individual contributions, leadership ability and an executive officer's overall performance. In this way, it is believed that the Corporation will attract and retain quality management, thereby benefiting the long-term interest of shareholders.

  In 2000, the Salary Committee reviewed and approved salary increases and had previously approved an incentive program for 2000 covering Louis Berkman, Robert A. Paul and Ernest G. Siddons ("Participants"). Incentive payments were to be determined by formula, based exclusively on the Corporation's 2000 income from operations performance as compared to the Corporation's business plan. These payments were to be limited to 30% of base salary of Participants. In 2000, the Participants earned incentives of $63,750, $63,750 and $57,120, respectively.

  This report of the Salary Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

                                          Louis Berkman
                                          Leonard M. Carroll
                                          William D. Eberle
                                          Carl H. Pforzheimer, III

                      Comparative Five-Year Total Returns*
    Ampco-Pittsburgh Corporation, Standard & Poors 500 and Value Line Steel
                               (Integrated) Index
                     (Performance results through 12/31/00)


                                 [LINE GRAPH]


                                1995    1996    1997    1998   1999    2000
Ampco Pittsburgh Corporation     100   113.13  189.06  107.55  103.5  127.28
Standard & Poors 500             100   123.25  164.38  211.07  253.87 225.81
Steel Integrated                 100   103.94  110.09  104.2   233.14 139.22

Assumes $100 invested at the close of trading on the last trading day preceding January 1, 1996 in Ampco-Pittsburgh common stock, S&P 500, and Peer Group. *Cumulative total return assumes reinvestment of dividends.

  In the above graph, the Corporation has used Value Line's Steel (Integrated) Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. The Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

  Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 2000, the Corporation bought industrial supplies from The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,600,000. Additionally, The Louis Berkman Company paid the Corporation $175,000 for certain administrative services. Louis Berkman and Robert A. Paul are officers and directors, and Louis Berkman is a shareholder, in that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will take place in 2001.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  On February 27, 2001, the Board of Directors, upon recommendation of the Audit Committee, selected Deloitte & Touche LLP ("D&T") as the independent accountants for the year 2001.

  Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

                             SHAREHOLDER PROPOSAL

  THE FOLLOWING PROPOSAL HAS BEEN CAREFULLY CONSIDERED BY THE BOARD OF DIRECTORS, WHICH CONCLUDED THAT THE ADOPTION OF SAME WOULD NOT BE IN THE BEST INTEREST OF THE CORPORATION OR ITS SHAREHOLDERS. FOR THE REASONS STATED AFTER THE PROPOSAL AND ITS SUPPORTING STATEMENT, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York, claiming ownership for more than one year of Common Stock of the Company with a market value of at least $2,000 and representing that he will continue to hold the same through the date of the Annual Meeting, has submitted the following resolution for inclusion in this Proxy Statement and presentation at the 2001 Annual Shareholders' meeting. The text of the proposal is as follows:

    "Resolved that the shareholders of Ampco-Pittsburgh Corporation urge the Ampco-Pittsburgh Corporation Board of Directors to arrange for the prompt sale of Ampco-Pittsburgh Corporation to the highest bidder."

  Shareholder's Supporting Statement

    "The purpose of the Maximize Value Resolution is to give all Ampco-Pittsburgh Corporation shareholders the opportunity to send a message to the Ampco-Pittsburgh Corporation Board that they support the prompt sale of Ampco-Pittsburgh Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Ampco-Pittsburgh Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Ampco-Pittsburgh Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution."

    "The prompt auction of Ampco-Pittsburgh Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process."

    "The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies."

    "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

Response of the Board of Directors

  The Board unanimously believes that implementation of the proposal described above would not be in the best interest of the shareholders and, contrary to the title of the proposal, would not "maximize value to the shareholders".

  The proponent believes that the maximum potential shareholder value would be realized through an auction sale. The Board believes there are other alternatives to achieve maximum shareholder value, including building the Company both internally and through acquisitions. Additionally, an auction of the Company would not result in an acceptable price because of the low valuations currently placed by the financial markets on the steel industry, which is the largest sector served by the Company.

  A decision as to whether, when, or how, to sell the Company involves a complex analysis and incorporates a wide range of options. This analysis includes consideration of the financial results of a potential sale, as well as consideration of the long-term value the Company may achieve through the growth of its business. The Board regularly reviews the Company's prospects and believes that the greatest value to the shareholders will result from the Company continuing with its current strategy. That strategy has included the strengthening of the Forged and Cast Rolls Segment through the expansion of its product line with the acquisition of a cast roll producer; and in the other segments an expansion of product offerings and pursuit of strategic acquisitions. As a result, there has been an increase in operating income of the non-steel related businesses, compensating for the lower earnings from the roll business.

  Moreover, even though approval of this proposal is not binding on the Board of Directors, the Board believes that approval of the proposal would cause uncertainty regarding the future of the Company and adversely affect relationships with employees, customers and vendors. The potential adverse impact could lead to a reduction in sales and profits and, in turn, stockholder value.

  The Board of Directors has a fiduciary duty to make decisions such as whether, when or how to sell the Company, in a manner that it believes in good faith, after proper investigation, to be in the best interest of the Company and its shareholders. The Board does not believe that an auction sale of the Company is the manner in which to achieve that long-term value for the shareholders.

  The Board of Directors unanimously recommends that the shareholders vote AGAINST the adoption of this shareholder proposal.

                        SHAREHOLDER PROPOSALS FOR 2002

  Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation's Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2002.

                                 OTHER MATTERS

  The Board of Directors does not know of any other business that will be presented for action at the Meeting. Should any other matter come before the Meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

                                                                     Appendix A

                            Audit Committee Charter
                     as adopted by the Board of Directors
                               on April 25, 2000

  RESOLVED, that the charter and powers of the Audit Committee of the Board of Directors (the "Audit Committee" or "Committee") shall be as follows:

  The Audit Committee shall consist of three or more members as the Board of Directors may from time to time determine. Committee members shall be elected annually by the Board of Directors.

  The Audit Committee shall be comprised solely of Directors independent of management (as defined by the New York Stock Exchange rules for listed companies) and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Committee shall consist of members who are financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member will have accounting or related financial management expertise, as that qualification is interpreted by the Board of Directors in its business judgment.

  The Committee shall hold such regular meetings, in person or by telephonic connection, as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee. Minutes of the Audit Committee meetings shall be taken and retained by the Secretary of the Corporation or such other person as may be designated by the Audit Committee Chairman.

  The Committee shall maintain free and open communication (including private executive sessions) with the independent accountants and Corporation's management to discuss any matters that the Committee deems appropriate.

  The Audit Committee's responsibilities shall include, but not be limited to, the following actions:

  . Assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation.

  . Evaluate and recommend to the Board of Directors the selection, retention or discharge of the independent accountants that audit the financial statements of the Corporation. In the process, the Committee will ensure that the outside accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the accountants and the Corporation and the Committee will be responsible for actively engaging in a dialog with the outside accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside accountants and for recommending that the Board of Directors take appropriate action in response to the outside accountants' report to satisfy itself of the outside accountants' independence.

  . Review the nature and extent of the audit process, review and approve fees for audit and non-audit services, review and approve the annual audit plan.

  . Review of financial statements, including quarterly reports, with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. These discussions may include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles and any change thereof, review of judgmental areas, audit adjustments (whether or not recorded), and such other inquiries as may be appropriate.

  . Following completion of the annual audit, the Committee will review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information, or any disagreements between management and the independent accountants.

  . Review of the Corporation's Annual Report to Shareholders, Annual Report on Form 10-K and Proxy Statement and provide appropriate recommendations to the Board of Directors.

  . Discuss with management and the independent accountants of the quality and adequacy of the Corporation's internal controls and the related findings and recommendations of the independent accountants together with management's responses.

  . Review management's monitoring of the Corporation's compliance with certain policies, including Ethics.

  . Report on Audit Committee activities to the Board of Directors.

  . Review and reassess the adequacy of the Audit Committee charter annually and make appropriate recommendations to the Board of Directors.

  . Cause to be included in each annual proxy statement relating to an annual meeting at which directors are elected, a report, followed by the names of the Audit Committee members, disclosing whether the Committee:

   a. reviewed and discussed the audited financial statements with management;
   b. discussed certain matters required to be discussed by Statement on Auditing Standards No. 61 with the independent accountants;

   c. received the written disclosures and the letter from the accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants the accountants' independence.

   d. recommended to the Board, based on its review and discussions, that the audited financial statements be included in the annual report on Form 10-K for the last fiscal year.

  . Cause the Audit Committee Charter to be included in the proxy statement as an appendix at least once every three years.

  . Such other duties as may from time to time be determined by the Board of Directors.

                          [LOGO OF AMPCO PITTSBURGH]


-- PROXY --                                                          -- PROXY --


          This Proxy is Solicited on Behalf of the Board of Directors

     THE UNDERSIGNED hereby appoints Louis Berkman, Robert A. Paul and Ernest G. Siddons as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, PA, on Tuesday, April 24, 2001, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY) AND AGAINST THE SHAREHOLDER PROPOSAL IN ITEM 2.

     PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

                                                              Please mark [ X ]
                                                              your votes as
                                                              indicated in
                                                              this example

1. ELECTION OF DIRECTORS.


FOR all nominees           WITHHOLD          (Instruction: To withhold authority
 listed below              AUTHORITY         to vote for any individual nominee,
(except as marked   to vote for all nominees write that nominee's name on the
to the contrary)          listed below       line below the names of the
                                             nominees for Directors.)
     [   ]                     [   ]
                                             The election of Leonard M. Carroll,
                                             Laurence E. Paul and Ernest G.
                                             Siddons for a term expiring in
                                             2004.

                                             -----------------------------------

2. Shareholder proposal urging the Board of Directors to authorize the prompt sale of Ampco-Pittsburgh Corporation to the highest bidder.

             FOR            AGAINST            ABSTAIN
            [   ]            [   ]              [   ]


                                        All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

                                         PLEASE DO NOT FOLD, STAPLE OR DAMAGE.

                                        Date:___________________________, 2001

                                        ______________________________________
                                                       Signature


                                        ______________________________________
                                                       Signature


                                        NOTE: Signature should conform exactly
                                        to name as stenciled hereon. Executors,
                                        administrators, guardians, trustees,
                                        attorneys and officer signing for a
                                        corporation should give full title.
                                        For joint accounts each owner must
                                        sign.


                           * FOLD AND DETACH HERE *